UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 8, 2014

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 220, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 229-5151
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Subsidiary Non-Equity Annual Incentive Compensation Plan

On February 10, 2014, the compensation committee of the Board of Directors of Hamilton Beach Brands, Inc., referred to as HBB, an indirect wholly-owned subsidiary of NACCO Industries, Inc., referred to as NACCO, adopted the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan, referred to as the HBB Annual Plan, for the benefit of management employees of HBB. The HBB Annual Plan was adopted, in part, to meet one of the criteria for federal income tax deductibility under Internal Revenue Code Section 162(m) of all or a portion of the awards granted under the plan for performance periods beginning on or after January 1, 2014.

The HBB Annual Plan replaces the 2013 HBB annual incentive compensation plan and provides benefits that are substantially similar to those that were provided under predecessor HBB plans. The maximum amount that may be paid to a participant in a single year as a result of awards under the HBB Annual Plan is $2.5 million.

The issuance of awards under the HBB Annual Plan for performance periods beginning on or after January 1, 2014 was subject to the approval by the stockholders of NACCO. The stockholders of HBB approved the HBB Annual Plan on May 8, 2014.

The HBB Annual Plan provides that each participant is eligible to earn a target incentive award during a specified one-year performance period. The final payout for each individual under the HBB Annual Plan is generally based on the participant's target award measured against established performance criteria for the performance period, which performance criteria may differ for different classifications of participants.

The HBB compensation committee, in its discretion, may increase or decrease awards under the plan and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards, except that awards (or portions thereof) that are intended to be “qualified performance-based awards” under Internal Revenue Code Section 162(m) may not be increased.

On March 27, 2014, the HBB compensation committee determined that 100% of the awards under the HBB Annual Plan for 2014 will be based on HBB's adjusted consolidated return on total capital employed. Final incentive awards under the HBB Annual Plan for 2014 will be determined by the HBB compensation committee following December 31, 2014 and such awards will be paid during the period from January 1, 2015 through March 15, 2015 to participants in cash, less applicable withholdings.

The HBB Annual Plan is listed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated into this Item 5.02 by reference. The foregoing summary is qualified in its entirety by reference to the full text of the exhibit.

Item 5.07. Submission of Matters to a Vote of Security Holders.

NACCO held its Annual Meeting of Stockholders on May 8, 2014.

The stockholders elected each of the following nine nominees to the Board of Directors until the next annual meeting and until their successors are elected:

DIRECTOR	VOTE FOR	VOTE WITHHELD	BROKER NON-VOTES
Scott S. Cowen	20,988,345	129,109	365,289
John P. Jumper	20,756,461	360,993	365,289
Dennis W. LaBarre	20,037,531	1,079,923	365,289
Richard de J. Osborne	20,911,966	205,488	365,289
Alfred M. Rankin, Jr.	20,699,412	418,042	365,289
James A. Ratner	20,977,045	140,409	365,289
Britton T. Taplin	20,641,584	475,870	365,289
David F. Taplin	19,122,378	1,995,076	365,289
David B. H. Williams	20,642,972	474,482	365,289

The stockholders approved the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan:

For	21,034,114
Against	75,290
Abstain	8,050
Broker Non-Votes	365,289

The stockholders approved, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the compensation discussion:

For	21,048,875
Against	56,820
Abstain	11,759
Broker Non-Votes	365,289

The stockholders ratified the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of NACCO for the current fiscal year:

For	21,413,687
Against	62,485
Abstain	6,571

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit Description
10.1	The Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (Effective January 1, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 9, 2014		NACCO INDUSTRIES, INC.

		By:	/s/ John D. Neumann
Name: John D. Neumann
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	The Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (Effective January 1, 2014)